STATE OF WYOMING
Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

Londonla Inc.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **25th** day of **March**, **2026** at **12:17 PM.**

Remainder intentionally left blank.

Filed Date: 03/25/2026

Secretary of State

Filed Online By:

Shane Lowry

on 03/25/2026